FOR IMMEDIATE RELEASE
3:00 C.D.T, July 26, 2004

Exhibit 99.1

Rochester Medical Reports Third Quarter Results

Stewartville, July 26, 2005 – Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its third quarter ending June 30, 2005.

The Company reported sales of $3,815,463 for the quarter compared to $4,257,223 for the third quarter of last year. It also reported a net income of $60,000 or $.01 per share compared to a net income of $387,000 or $.07 per share for the third quarter of last year. The approximate 10% decrease in revenues was due to a $542,000 decrease in sales relating to the timing of purchases by a single Private Label Customer in Europe, partially offset by increased sales of Rochester Medical Branded Products. Net income was down primarily as a result of reduced sales and margins.

Commenting on the quarter, Company CEO Anthony J. Conway said, “The numbers reveal continued solid progress for the quarter. The decrease in sales to one Private Label customer in Europe is simply the result of the timing of quarterly orders that occurs occasionally with our major private label customers. The overall private label sales trend is positive. I am particularly pleased U.S. branded sales revenues grew more than 14% for the quarter mainly due to the excellent market reception of our new hydrophilic closed systems that we introduced last quarter. Initial production inefficiencies, as are expected for a new product, have somewhat negatively affected early margins. Margins for the new product are expected to reach customary levels as increased volumes and experience allow for more efficient production runs.

“Our growth in Europe continues to be hampered by the patent lawsuit filed by Coloplast against our private label customer claiming infringement of a packaging patent. While we expect that patent to be declared invalid, we have also been testing a new packaging configuration which avoids the patent entirely. It is often said that ‘Necessity is the Mother of Invention,’ and as a result of our work to reconfigure our packaging, we will also be able to incorporate new and competitively significant features into the second generation offering.”

Conway added, “I have been asked numerous times recently about the status of Rochester Medical’s Federal Antitrust Lawsuit against C.R. Bard, TYCO, Premier and Novation. As most of you are aware, our lawsuit is being litigated by Mark Lanier and the Lanier Law Firm who are also representing the plaintiff in the nationally covered VIOXX case. While there are no definitive milestones to announce, the work on our antitrust lawsuit is proceeding diligently as planned.”

Conway then concluded, “We look forward to a good fourth quarter and a good year ahead.”

Rochester Medical has scheduled a conference call today at 4:00 p.m., C.D.T. regarding this announcement. The call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen to the conference call via telephone, call:

1-800-901-5231, password 77667044

Replay will be available for seven days at:

www.rocm.com or via telephone at 1-888-286-8010, password 30682193.

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining private label distributors for the hydrophilic intermittent catheters in the marketplace, the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, I tem 6) for the year ended September 30, 2004.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation

Press Release — F05 Third Quarter

Summary Statements Of Operations

	Three months				Nine months
	ended June 30,				ended June 30,
	2005	2004			2005			2004
Sales	$3,815,463 $	4,257,223	$		11,627,908	$		11,416,876
Cost of sales	2,512,473	2,652,547			7,412,813			7,272,620
Gross profit	1,302,990	1,604,676			4,215,095			4,144,256
Gross profit %	34%	38		%	36		%	36	%
Costs and expense:
Marketing and selling	616,209	632,899			1,753,199			1,640,424
Research and development	186,055	183,001			564,094			551,907
General and administrative	469,254	430,564			1,659,179			1,424,210

Total operating expenses	1,271,518	1,246,464			3,976,472			3,616,541

Income from operations	31,472	358,212			238,623			527,715
Other income (expense)
Interest income — Net	28,594	28,467			84,649			61,917

Net Income	$60,066	$386,679			$323,272			$589,632

Earnings per common share — Basic	$0.01	$0.07			$0.06			$0.11

Earnings per common share — Diluted	$0.01	$0.07			$0.06			$0.10

Shares in per share
computation Basic	5,470,060	5,437,262			5,458,673			5,432,607

Shares in per share
computation Diluted	5,770,867	5,666,057			5,737,994			5,695,782

Rochester Medical Corporation

Press Release — F05 Third Quarter

Condensed Balance Sheets

	June 30,	September 30,
	2005	2004
Assets
Current Assets
Cash and equivalents	$591,824	$620,441
Marketable securities	5,246,767	5,251,763
Accounts receivable	2,901,596	2,631,188
Inventories	4,423,443	3,945,313
Prepaid expenses and other assets	316,221	273,229

Total current assets	13,479,851	12,721,934
Property and equipment	7,782,332	8,442,427
Intangible assets	253,997	219,296

	$21,516,180	$21,383,657

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$634,956	$778,766
Accrued expenses	592,284	595,145
Short-term debt	34,000	34,000
Current Maturities of Capital Leases	39,230	37,611
Deferred Revenue	157,143	157,143

Total current liabilities	1,457,613	1,602,665
Long-term debt
Long term debt	34,000	68,000
Capital leases, less current portion	74,186	103,814
Deferred revenue	603,572	721,429

Total long term debt	711,758	893,243
Stockholders’ equity	19,346,809	18,887,749

	$21,516,180	$21,383,657